FuelCell Energy

Investor and Media Contact
Steven P. Eschbach, CFA
(203) 825-6000
seschbach@fce.com

FOR IMMEDIATE RELEASE

FuelCell Energy Reports Second Quarter 2005 Results and Accomplishments

Cost reductions achieved; product performance and availability meeting customer expectations

Megawatt markets growing; Renewable Portfolio Standards developing multi-megawatt markets

DANBURY, Conn. -- June 6, 2005 -- FuelCell Energy, Inc. (NasdaqNM:FCEL), a leading manufacturer of ultra-clean, electric power generation plants for commercial and industrial customers, today reported results and accomplishments for the Company's second quarter ended April 30, 2005.

Financial Results

FuelCell Energy reported a net loss to common shareholders for the second quarter of fiscal 2005 of $16.8 million or $0.35 per basic and diluted share, compared to $19.1 million or $0.40 per basic and diluted share in the same period of the previous year.

Cash, cash equivalents and investments (U.S. Treasuries) as of April 30, 2005 totaled $211.9 million. Cash used in the quarter was approximately $19.5 million, including capital expenditures of $3.4 million and cash dividends of approximately $1.5 million on convertible preferred stock. Capital expenditures included approximately $2.9 million for plants being built for power purchase agreements. Depreciation expense for the three-month period ended April 30, 2005 was $1.8 million.

FuelCell Energy's consolidated revenue for the second quarter of fiscal 2005 was $6.1 million compared to $7.0 million for the second quarter of fiscal 2004. Components of revenue and costs were as follows:

- Fuel cell product sales and revenues were $3.3 million for the second quarter of fiscal 2005 compared to $1.9 million in the same period of a year ago. Product sales and revenue included sales primarily to Marubeni Corp. and PPL Energy Solutions, and approximately $0.2 million revenue related to the Santa Barbara power purchase agreement. The Company's product backlog as of April 30, 2005 totaled approximately $20.4 million compared to $28.6 million on the same date a year ago. Included in these figures are $1.6 million and $1.7 million, respectively, related to long-term service agreements.
- Cost of product sales and revenues were $10.6 million and $9.6 million in the quarters ended April 30, 2005 and 2004, respectively. The ratio of costs to product sales and revenue improved to 3.2-to-1 for the second quarter of fiscal 2005 from 5.0-to-1 for the same quarter of a year ago due to lower product costs resulting from the Company's cost-out plan.

- Research and development contract revenue was $2.8 million for the second quarter of 2005 compared to $5.1 million reported in the same period last year. Revenue for the quarter was primarily related to solid oxide fuel cell (SOFC) development under the U.S. Department of Energy's (DOE's) Solid State Energy Conversion Alliance Program, combined cycle Direct FuelCell/Turbine® development under DOE's Vision 21 program, and Ship Service Fuel Cell development with the U.S. Navy. Research and development contract revenues were lower with the completion of the Product Design Improvement and Bath Iron Works contracts, and less revenues on the Clean Coal and U.S. Navy contracts. As of April 30, 2005, the Company's research and development sales backlog totaled approximately $22.3 million of which Congress has authorized funding of $9.0 million, compared to $23.6 million ($7.1 million funded) as of April 30, 2004.
- Research and development contract costs were $2.6 million for the second quarter of 2005 compared to $7.0 million reported in the same period last year. The ratio of research and development costs to revenue improved to 1-to-1 for the second quarter of fiscal 2005 from 1.4-to-1 for the same quarter a year ago due to substantial completion of the Clean Coal and King County contracts that had significant cost share commitments.

Administrative and selling expenses were $3.6 million for the quarter ended April 30, 2005 compared to $3.7 million in the same period of the prior year. Research and development expenses for the quarter ended April 30, 2005 were $5.3 million compared to $6.4 million for the same period of the prior year. These decreases were primarily related to the consolidation of Canadian operations into Versa Power Systems in November 2004.

For the six months ended April 30, 2005, FuelCell Energy reported a total net loss to common shareholders of $36.2 million or $0.75 per basic and diluted share, including net loss from discontinued operations of $1.3 million or $0.02 per basic and diluted share. This compares to a net loss of $47.2 million, or $0.99 per basic and diluted share, including net income from discontinued operations of $0.9 million or $0.02 per basic and diluted share, during the six months ended April 30, 2004. Adjusted Net Loss and Adjusted Basic and Diluted Loss Per Share were $35.1 million and $0.73 per share, respectively, for the six months ended April 30, 2004 (see reconciliation chart included in the financial tables).

Quarterly Highlights

"Our customers are acknowledging that our fuel cells, with the improving performance and availability of our sub-megawatt and megawatt DFC power plants, are a practical part of distributed generation, giving them more control of the cost, emissions and reliability of their electric power generation," said Jerry D. Leitman, FuelCell Energy's Chairman and CEO. "As a result, we are seeing increased interest in megawatt and multi-megawatt fuel cell power plants for 'ultra-clean,' efficient and competitive energy solutions."

During the second quarter of fiscal 2005, FuelCell Energy further executed its business strategy, attaining its target of 20 to 25 percent annual cost reduction, while improving ongoing fleet availability of its 40 Direct FuelCell® (DFC®) power plant installations worldwide and meeting customer expectation for product performance.

The Company's commercial cost-out program began in mid-2003, focusing initially on its sub-megawatt (sub-MW) DFC product with a cost, at that time, of approximately $10,000 per kilowatt (kW). With the introduction of the modular DFC300MA design, a sub-MW unit that costs 25 percent less than the predecessor DFC300A model, the Company expects to further reduce its product cost to $4,800 per kW by the end of calendar year 2005. The first DFC300MA was received in Danbury last week, and is expected to be shipped to customers by the fourth calendar quarter of 2005. Cost-out initiatives on its sub-MW product extend to the megawatt (MW) product, which has an inherent 20 percent cost-advantage due to the economies of scale related to the balance of plant.

FuelCell Energy completed its second in-depth customer survey -- soliciting feedback on its after market customer service, product performance and project management, among others -- to further assess how well the Company and its products are meeting customer expectations. The survey was comparable to one conducted a year earlier with the operating fleet in the United States and Japan. Customers indicated that power plant trips generally were due to grid disturbances and other factors unrelated to the fuel cell technology. The survey also showed customers continued to give high ratings to the Company's after market service. In 2005, with a larger installed product base than before and a response rate covering 97 percent of the fleet, the overall customer satisfaction on a seven-point scale rose to 5.0 from 4.5 the year before.

Availability continues to meet customer expectations. From January 2003 through May 2005, FuelCell Energy's DFC power plants worldwide at customer sites logged more than 70 million kilowatt hours (kWh) of electricity generated. The new mark doubles the 35 million kWh reported 12 months earlier. Through the end of the second quarter, availability of power plants in the field rose to 89 percent from the 87 percent reported through the previous fiscal quarter. These percentages are in line with standard industry benchmarks for new power generation products at this stage of commercialization, and demonstrate the progress toward achieving availability in excess of 95 percent, a benchmark for world-class power generating equipment.

During the quarter, the Company started power plant operations at Sierra Nevada Brewing Company (1 MW), Sheraton New York Hotel and Towers (250 kW), Pohang University in Korea (250 kW) and the Salt River Project in Arizona (250 kW). FuelCell Energy also received new orders for DFC power plants totaling 1.25 MW during its second quarter. The Sheraton San Diego Hotel & Marina is a 1MW power purchase agreement through a joint venture with Alliance Power, supplying base load electricity for the 1,044-room hotel, and using thermal byproduct to heat its aquatic facilities. A 250-kW unit also was sold to Pepperidge Farm, Inc. through FuelCell Energy's partner, PPL Energy Plus, for its newest U.S. bakery in Bloomfield, Conn.

FuelCell Energy gained new recognition for its ultra-clean technology during the quarter. The 1MW DFC wastewater treatment plant in Renton, Wash., earned a 2005 environmental achievement award from the National Association of Clean Water Agencies. Ongoing availability of the plant exceeds the current fleet average and has generated tremendous international interest, with visitors from nine countries touring the facility since it began operating a year ago.

Megawatt Markets Growing

Since commencing operation of its first MW plant at King County in 2004, the trend toward megawatt-class products is confirmed by recent customer orders that include the Santa Barbara wastewater treatment facility that generates 500 kW, and the Sierra Nevada Brewing Co., the Sheraton San Diego Hotel & Marina and the Santa Rita Correctional Facility, which are MW power plants.

States seeking to secure cleaner energy sources are defining Renewable Portfolio Standards (RPS) to mandate that utilities provide a certain amount of their electricity from renewable sources such as solar or wind. Currently, 18 states have RPS laws on their books. In six states -- California, Connecticut, Hawaii, Maine, New York and Pennsylvania – ultra-clean fuel cells operating on natural gas qualify as renewable. Fuel cells provide firm, 24/7 predictable power, differentiating them from intermittent wind and solar sources.

The drive for ultra-clean, firm power has resulted in requests for proposals in two Northeastern states and California. A request by New York's Long Island Power Authority (LIPA) in February 2005 calls for 10 MW of fuel cell power plants to be installed in 2006. In Connecticut, Project 100 mandates that its utilities contract for 100 MW of power generation from renewable sources by mid-2007, and the state expects 30-40 MW will come from fuel cells. In addition, FuelCell Energy is a member of the California Stationary Fuel Cell Collaborative that submitted a bid to provide 200 MW of ultra-clean fuel cell power plants from mid-2006 through mid-2008 in response to Southern California Edison's Request For Offers for up to 1,500 MW of new large-scale power generation by August 2008.

The RPS market for FuelCell Energy's DFC power plants is significant and momentum is accelerating. According to a recent Primen/EPRI Solutions report, the RPS potential in the six states that qualify fuel cell power plants today on natural gas as renewable is more than 10,000 MW by 2010.

Conference Call Information

A conference call is scheduled for 10:00 A.M. EDT on June 6, 2005 to review results and discuss the Company's outlook. Listeners can gain access to the call live over the Internet by clicking on the web cast link on the Company's homepage at http://www.fuelcellenergy.com. A playback version will be available for seven days after the call by calling 800-642-1687 for the U.S./Canada and 706-645-9291 for international. The confirmation number is 6702784.

About FuelCell Energy
FuelCell Energy, Inc., based in Danbury, Conn., is a world leader in the development and manufacture of high temperature fuel cells for clean electric power generation. The company has developed commercial distribution alliances for its carbonate Direct FuelCell products with world class companies such as PPL Energy Plus, Caterpillar, Alliance Power, Chevron Energy Solutions and LOGANEnergy in the U.S.; Marubeni Corporation in Asia; MTU CFC Solutions in Europe; and Enbridge Inc. in Canada. FuelCell Energy developed its patented Direct FuelCell technology for stationary power plants with the U.S. Department of Energy through its Office of Fossil Energy's National Energy Technology Laboratory.

The sub-megawatt DFC fuel cell power plant is a collaborative effort using Direct FuelCell® technology of FuelCell Energy and the Hot Module® balance of plant design of MTU CFC Solutions, GmbH, a subsidiary of DaimlerChrysler. FuelCell Energy is also developing next generation high temperature fuel cell products, such as a diesel fueled marine Ship Service Fuel Cell, a combined-cycle DFC/Turbine® power plant and solid oxide fuel cells through its investment in and partnership with Versa Power Systems for applications up to 100 kW. More information is available at http://www.fuelcellenergy.com.

This news release contains forward-looking statements, including statements regarding the Company's plans and expectations regarding the development and commercialization of its fuel cell technology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, the risk that commercial field trials of the Company's products will not occur when anticipated, general risks associated with product development, manufacturing, changes in the utility regulatory environment, potential volatility of energy prices, rapid technological change, and competition, as well as other risks set forth in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based.

# # # #

Financial Tables Continue

FUELCELL ENERGY, INC.
Consolidated Statements of Operations
(UNAUDITED)
(Dollars in thousands, except share and per share amounts)

	Three Months Ended April 30, 2005	Three Months Ended April 30, 2004
Revenues:		
Product sales and revenues	$ 3,348	$ 1,924
Research and development contracts	2,766	5,125
Total revenues	**6,114**	**7,049**
Costs and expenses:		
Cost of product sales and revenues	10,598	9,567
Cost of research and development contracts	2,616	6,975
Administrative and selling expenses	3,614	3,723
Research and development expenses	5,279	6,447
Total costs and expenses	22,107	26,712
Loss from operations	**(15,993)**	**(19,663)**
License fee income, net	32	69
Interest expense	(30)	(23)
Loss from equity investments	(335)	--
Interest and other income, net	1,095	463
Net loss from continuing operations before provision for income taxes	$ (15,231)	$ (19,154)
Provision for income taxes	--	--
Net loss from continuing operations	$ **(15,231)**	$ **(19,154)**
Discontinued operations, net of tax	--	285
Net loss	$ **(15,231)**	$ **(18,869)**
Preferred stock dividends	(1,573)	(231)
Net loss to common shareholders	$ **(16,804)**	$ **(19,100)**
(Loss) Income per share basic and diluted:		
Continuing operations, including preferred stock dividends	$ (0.35)	$ (0.41)
Discontinued operations	--	0.01
Net loss to common shareholders	$ **(0.35)**	$ **(0.40)**
Basic and diluted weighted average shares outstanding	48,185,809	47,727,788

FUELCELL ENERGY, INC.
Consolidated Statements of Operations
(UNAUDITED)
(Dollars in thousands, except share and per share amounts)

	Six Months Ended April 30, 2005	Six Months Ended April 30, 2004
Revenues:		
Product sales and revenues	$ 8,380	$ 3,952
Research and development contracts	5,288	10,491
Total revenues	**13,668**	**14,443**
Costs and expenses:		
Cost of product sales and revenues	24,311	17,190
Cost of research and development contracts	5,430	14,446
Administrative and selling expenses	6,744	7,424
Research and development expenses	10,512	12,312
Purchased in-process research and development	--	12,200
Total costs and expenses	46,997	63,572
Loss from operations	**(33,329)**	**(49,129)**
License fee income, net	103	136
Interest expense	(73)	(60)
Loss from equity investments	(675)	--
Interest and other income, net	1,971	1,381
Net loss from continuing operations before provision for income taxes	$ (32,003)	$ (47,672)
Provision for income taxes	--	--
Net loss from continuing operations	**$ (32,003)**	**$ (47,672)**
Discontinued operations, net of tax	(1,252)	941
Net loss	**$ (33,255)**	**$ (46,731)**
Preferred stock dividends	(2,915)	(471)
Net loss to common shareholders	**$ (36,170)**	**$ (47,202)**
(Loss) Income per share basic and diluted:		
Continuing operations, including preferred stock dividends	$ (0.72)	$ (1.01)
Discontinued operations	(0.03)	0.02
Net loss to common shareholders	**$ (0.75)**	**$ (0.99)**
Basic and diluted weighted average shares outstanding	48,184,926	47,637,245

FUELCELL ENERGY, INC.
Consolidated Balance Sheets
(Dollars in thousands, except share and per share amounts)

	April 30, 2005 (Unaudited)	October 31, 2004
ASSETS		
Current assets:		
Cash and cash equivalents	$ 16,042	$ 45,759
Investments: U.S. treasury securities	191,087	106,636
Accounts receivable, net	8,821	7,599
Inventories, net	15,797	14,619
Other current assets, net	5,083	4,253
Total current assets	**236,830**	**178,866**
Property, plant and equipment, net	43,461	42,254
Investments: long-term U.S. treasury securities	4,819	--
Assets held for sale	--	12,344
Equity Investments	13,350	2,125
Other assets, net	470	921
Total assets	$ **298,930**	$ **236,510**
LIABILITIES AND SHAREHOLDERS' EQUITY		
Current liabilities:		
Current portion of long-term debt and other liabilities	$ 572	$ 539
Accounts payable	6,471	9,526
Accrued liabilities	5,892	5,255
Deferred license fee income	187	37
Deferred revenue	8,468	6,713
Total current liabilities	**21,590**	**22,070**
Long-term debt and other liabilities	1,095	1,476
Total liabilities	**22,685**	**23,546**
Shareholders' equity:		
Preferred stock ($0.01 par value); 200,000 shares authorized at April 30, 2005 and October 31, 2004:		
Series B Convertible Preferred Stock; 105,875 shares issued and outstanding at April 30, 2005, and 0 shares issued and outstanding at October 31, 2004.	1	--
Common stock ($.0001 par value); 150,000,000 shares authorized and 48,198,161 and 48,132,694 shares issued and outstanding at April 30, 2005 and October 31, 2004, respectively	5	5
Preferred shares of subsidiary	10,264	10,259
Additional paid-in capital	521,383	424,621
Accumulated deficit	(255,408)	(221,921)
Total shareholders' equity	**276,245**	**212,964**
Total liabilities and shareholders' equity	$ **298,930**	$ **236,510**

FUELCELL ENERGY, INC.
Reconciliation from Reported Net loss and loss per share to Adjusted net loss and Adjusted loss per share
(UNAUDITED)
(Dollars in thousands, except share and per share amounts)

	Six Months Ended April 30, 2005	Six Months Ended April 30, 2004
Net loss to common shareholders as reported	**$ (36,170)**	**$ (47,202)**
Purchased in-process research and development	--	12,200
Adjusted net loss to common shareholders	**$ (36,170)**	**$ (35,097)**
Basic and diluted loss per share, as reported	**$ (0.75)**	**$ (0.99)**
Purchased in-process research and development	--	0.26
Adjusted basic and diluted loss per share	**$ (0.75)**	**$ (0.73)**

Notes

- There are no adjustments to net loss to common shareholders for the three months ended April 30, 2005 and 2004, respectively. On November 3, 2003, FuelCell Energy completed the acquisition of Global Thermoelectric Inc. (Global) and combined operations. The acquisition has been accounted for as a purchase under accounting principles generally accepted in the United States of America (GAAP) and therefore FuelCell Energy's financial data prior to the acquisition have not been restated to include Global's financial data. Global's financial results have been reported in FuelCell Energy's financial reporting beginning on November 3, 2003.
- "Adjusted Net Loss to common shareholders" and "Adjusted Basic and Diluted Loss Per Share to common shareholders" are defined as reported net loss to common shareholders and reported basic and diluted loss per share excluding the impact of the purchased in-process research and development charge taken in conjunction with the acquisition of Global. These are not GAAP financial measures.
- As required by Financial Accounting Standards Board Interpretation No. 4, "Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method ("FIN 4")", the portion of the purchase price allocated to in-process research and development (related to Global's research of Solid Oxide Fuel Cells) of $12.2 million was expensed in the three-month period ended January 31, 2004. Purchased in-process research and development is excluded from Adjusted net loss to common shareholders as this is a one-time charge to the purchase accounting of our acquisition of Global.
- The Company has used non-GAAP pro forma financial measures in analyzing financial results because they provide meaningful information regarding the Company's operational performance and facilitate management's internal comparisons to the Company's historical operating results and comparisons to competitors' operating results. The Company believes that these non-GAAP financial measures are useful to investors because they allow for greater transparency.
- These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.